EXHIBIT (a)(1)(A)

COMPANY NOTICE TO
HOLDERS OF THE 3.00% EXCHANGEABLE SENIOR NOTES DUE 2027
ISSUED BY

SL GREEN OPERATING PARTNERSHIP, L.P.

Offer to Purchase for Cash Any and All of its Outstanding 3.00% Exchangeable Senior Notes due 2027

CUSIP Number: 78444FAA4

        THE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 29, 2012, AND WILL NOT BE EXTENDED, EXCEPT AS REQUIRED BY APPLICABLE LAW.

        NOTICE IS HEREBY GIVEN pursuant to the terms and conditions of the Indenture, dated as of March 26, 2007, among SL Green Operating Partnership, L.P., a limited partnership duly organized and existing under the laws of the State of Delaware (referred to as "we," "us," "our," "SLGOP" or the "Company"), SL Green Realty Corp.("SL Green") and The Bank of New York Mellon (formerly known as The Bank of New York), as Trustee (the "Trustee") (the "Indenture"), governing the Company's 3.00% Exchangeable Senior Notes due 2027 (the "Notes"), that, at the option of the holders thereof (each, a "Holder"), the Notes will be repurchased by the Company for a purchase price (the "Scheduled Repurchase Price"), in cash, equal to $1,000 per $1,000 principal amount at maturity of the Notes on March 30, 2012 (the "Scheduled Repurchase Date"), upon the terms and subject to the conditions set forth in the Indenture and the Notes. The Scheduled Repurchase Date is an interest payment date under the terms of the Notes. Accordingly, interest accrued up to, but excluding, the Scheduled Repurchase Date will be paid to record holders as of the record date immediately preceding the Scheduled Repurchase Date, and we expect that there will be no accrued and unpaid interest due as part of the Scheduled Repurchase Price. The right of a Holder to require the Company to purchase the Notes, as described in this Company Notice and the related notice materials, as amended and supplemented from time to time, is referred to herein as the "Put Option." This Company Notice is being sent pursuant to Section 5.01 of the Indenture and the applicable provisions of the Notes. All capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the Indenture and the Notes.

        To exercise the Put Option for your Notes, you must validly tender and not validly withdraw your Notes prior to 5:00 p.m., New York City time, on Thursday, March 29, 2012 (the "Expiration Date"). Notes tendered for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Put Option expires at 5:00 p.m., New York City time, on the Expiration Date.

        The Trustee has informed us that, as of the date of this Company Notice, all custodians and beneficial holders of the Notes hold the Notes through The Depository Trust Company ("DTC") accounts and that there are no certificated Notes in non-global form. Accordingly, any Holder desiring to tender Notes must either (i) in the case of a beneficial owner who holds Notes in book-entry form, request such beneficial owner's broker, dealer, commercial bank, trust company or other nominee to effect the transaction on behalf of such beneficial owner or (ii) tender through DTC pursuant to DTC's Automated Tender Offer Program ("ATOP"). Delivery of the Notes and all other required documents, including delivery and acceptance through ATOP, is at the election and risk of the person tendering the Notes.

        The Paying Agent and Trustee is The Bank of New York Mellon. The address of the Paying Agent and Trustee is:

Registered & Certified Mail	Regular Mail or Courier	In Person by Hand Only
101 Barclay Street Floor 7 East New York, New York 10286 Attn: Carolle Montreuil	101 Barclay Street Floor 7 East New York, New York 10286 Attn: Carolle Montreuil	101 Barclay Street Floor 7 East New York, New York 10286 Attn: Carolle Montreuil
Telephone: (212) 815-5920 Facsimile: (212) 298-1915

        Additional copies of this Company Notice may be obtained from the Paying Agent at its address set forth above.

The date of this Company Notice is March 1, 2012.

        This Company Notice contains important information that Holders are urged to read before making any decision with respect to the Put Option.

        The Put Option is being made to all Holders of Notes. We are not aware of any jurisdiction in which the making of the Put Option is not in compliance with applicable law. In any jurisdiction in which the Put Option is required to be made by a licensed broker or dealer, it shall be deemed to be made by the Paying Agent on behalf of the Company. If we become aware of any jurisdiction in which the making of the Put Option would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Put Option will not be made to (nor will tenders of Notes be accepted from or on behalf of) the owners of Notes residing in such jurisdiction; provided, however, that any restriction on the acceptance of tenders of Notes by owners in jurisdictions where the making of the Put Option would be prohibited by law will be limited to owners located in the United States.

        None of the Company, its general partner, the officers and directors of the general partner or the Company's employees is making any representation or recommendation to any Holder as to whether to exercise or refrain from exercising the Put Option. You should consult your own financial and tax advisors and must make your own decision as to whether to exercise the Put Option and, if so, the amount of Notes for which to exercise the Put Option.

        This Company Notice has not been filed with or reviewed by any foreign, federal or state securities commission or regulatory authority, nor has any such commission or authority passed upon the accuracy or adequacy of this Company Notice. Any representation to the contrary is unlawful and may be a criminal offense.

        No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Company Notice, and, if given or made, such information or representation may not be relied upon as having been authorized by the Company, the Paying Agent or the Trustee for the Notes.

        We and our affiliates, including our executive officers and general partner, will be prohibited by Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), from purchasing any of the Notes outside of the Put Option for ten business days after the expiration of the Put Option. Following that time, we expressly reserve the absolute right, in our sole discretion from time to time in the future, to purchase any of the Notes, whether or not any Notes are purchased by the Company pursuant to the Put Option, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the price to be paid pursuant to the Put Option and could be for cash or other consideration. We cannot assure you as to which, if any, of these alternatives, or a combination thereof, we will pursue.

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 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This Company Notice and the documents incorporated by reference herein include certain statements that may be deemed to be "forward-looking statements." All statements, other than statements of historical facts, included in this Company Notice and the documents incorporated by reference herein that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, including such matters as future capital expenditures, dividends and acquisitions (including the amount and nature thereof), development trends of the real estate industry and the Manhattan, Brooklyn, Queens, Long Island, Westchester County, Connecticut and New Jersey office markets, business strategies, expansion and growth of our operations and other similar matters, are forward-looking statements. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate.

        Forward-looking statements are not guarantees of future performance and actual results or developments may materially differ, and we caution you not to place undue reliance on such statements. Forward-looking statements are generally identifiable by the use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend," "project," "continue," or the negative of these words, or other similar words or terms.

        Forward-looking statements contained in this Company Notice and the documents incorporated by reference herein are subject to a number of risks and uncertainties which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by forward-looking statements made by us. These risks and uncertainties include:

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  the effect of the credit crisis on general economic, business and financial conditions, and on the New York Metropolitan area real estate market in particular;

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  dependence upon certain geographic markets;

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  risks of real estate acquisitions, dispositions and developments, including the cost of construction delays and cost overruns;

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  risks relating to debt and preferred equity investments;

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  availability and creditworthiness of prospective tenants and borrowers;

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  bankruptcy or insolvency of a major tenant or a significant number of smaller tenants;

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  adverse changes in the real estate markets, including reduced demand for office space, increasing vacancy, and increasing availability of sublease space;

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  availability of capital (debt and equity);

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  unanticipated increases in financing and other costs, including a rise in interest rates;

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  our or our subsidiaries' ability to comply with financial covenants in our debt instruments;

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  SL Green's ability to maintain its status as a REIT for federal income tax purposes, our ability to satisfy the rules in order for it to qualify as a partnership for federal income tax purposes, the ability of certain of our subsidiaries to qualify as REITs and certain of our subsidiaries to qualify as taxable REIT subsidiaries for federal income tax purposes and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules;

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  risks of investing through joint venture structures, including the fulfillment by our partners of their financial obligations;

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  the continuing threat of terrorist attacks, in particular in the New York Metropolitan area and on our tenants;

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  our ability to obtain adequate insurance coverage at a reasonable cost and the potential for losses in excess of our insurance coverage, including as a result of environmental contamination; and

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  legislative, regulatory and/or safety requirements adversely affecting REITs and the real estate business, including costs of compliance with the Americans with Disabilities Act, the Fair Housing Act and other similar laws and regulations.

        Other factors and risks to our business, many of which are beyond our control, are described in our filings with the Securities and Exchange Commission (the "SEC"). Except to the extent required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of future events, new information or otherwise.

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SUMMARY TERM SHEET

        We are providing this summary of the Put Option for your convenience. It highlights certain material information in this Company Notice, but you should understand that it does not describe all of the details of the Company Notice to the same extent described elsewhere in this Company Notice. The following summary is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Company Notice. We urge you to read this Company Notice in its entirety because it contains the full details of the Put Option.

The Offeror	SL Green Operating Partnership, L.P., a limited partnership duly organized and existing under the laws of the State of Delaware, with its principal corporate offices located at 420 Lexington Avenue, New York, New York 10170. The Company's telephone number is (212) 594-2700.
The Notes	The 3.00% Exchangeable Senior Notes due 2027 issued by the Company. As of February 29, 2012, there was $120,157,000 in aggregate principal amount at maturity of the Notes outstanding.
The Put Option

The Company is offering to repurchase for cash, at the option of the Holders, upon the terms and subject to the conditions set forth in this Company Notice, any and all of the Notes, in compliance with the Indenture and the applicable provisions of the Notes.

Scheduled Repurchase Price

The Company will pay, in cash, a purchase price (the "Scheduled Repurchase Price") equal to $1,000 per $1,000 principal amount at maturity of the Notes on March 30, 2012 (the "Scheduled Repurchase Date"), with respect to any and all Notes which have been validly tendered and not validly withdrawn. The Scheduled Repurchase Price is based solely on the requirements of the Indenture and the Notes and bears no relationship to the market price of the Notes.

Accrued Interest

The Scheduled Repurchase Date is an interest payment date under the terms of the Notes. Accordingly, interest accrued up to, but excluding, the Scheduled Repurchase Date will be paid to record holders as of the record date immediately preceding the Scheduled Repurchase Date, as defined in the Notes, and we expect that there will be no accrued and unpaid interest due as part of the Scheduled Repurchase Price.

Withdrawal Rights	Holders may withdraw Notes previously tendered for purchase at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

To validly withdraw Notes previously tendered for repurchase, you (or your broker, dealer, commercial bank, trust company or other nominee) must (i) comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw your Notes prior to 5:00 p.m., New York City time, on the Expiration Date and (ii) give written notice of withdrawal delivered by mail, hand delivery or manually signed facsimile transmission, which notice must be received by the Paying Agent at its address set forth on the front cover of this Company Notice prior to 5:00 p.m., New York City time, on the Expiration Date.

Expiration Date

The Put Option expires at 5:00 p.m., New York City time, on March 29, 2012 (the "Expiration Date"). The period that Holders have to exercise the Put Option will not be extended unless required by applicable law.

Payment

Promptly upon expiration of the Put Option, we will accept for payment all Notes validly tendered for purchase and not validly withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. We will deposit with DTC, prior to 11:00 a.m., New York City time, on the Scheduled Repurchase Date, the appropriate amount of cash required to pay the Scheduled Repurchase Price for those Notes, and DTC will thereafter distribute the cash to its participants in accordance with its procedures. The Scheduled Repurchase Price for any Notes as to which a Scheduled Repurchase Notice has been duly given will be paid on the Scheduled Repurchase Date.

Conditions to the Put Option

Provided that the Company's purchase of validly delivered Notes is not unlawful under the laws of the United States or any state in the United States (with respect to tenders by U.S. Persons who hold the Notes) and there has been no acceleration of the principal amount of the Notes that has not been rescinded prior to the Scheduled Repurchase Date, the purchase will not be subject to any conditions. Delivery of the Notes by book-entry transfer to the account maintained by the Paying Agent with DTC is a condition to the receipt by the Holder of the Scheduled Repurchase Price therefor.

How to Tender Notes

See "Important Information Concerning the Put Option—Procedures to be Followed by Holders Electing to Exercise the Put Option." For further information, call the Paying Agent, or consult your broker, dealer, commercial bank or trust company for assistance.

You may exercise the Put Option for all of your Notes, a portion of your Notes or none of your Notes. If you wish to exercise the Put Option for a portion of your Notes, however, you must exercise the Put Option for Notes in a principal amount of $1,000 or an integral multiple thereof.

Untendered Notes	Notes not tendered before the expiration of the Put Option will not be purchased and will remain outstanding and continue to be subject to the existing terms of the Indenture and the Notes.
Exchange Rights

If you do not exercise the Put Option, your exchange rights will not be affected. You will continue to have the same rights to exchange your Notes for cash, and under certain circumstances shares of SL Green common stock, subject to the terms, conditions and adjustments specified in the Indenture and the Notes.

Notes which have been tendered by a Holder shall not be exchangeable in accordance with their terms, even if otherwise exchangeable, unless such Holder validly withdraws such tender prior to 5:00 p.m., New York City time, on the Expiration Date.

Certain United States Federal Income Tax Considerations

For a discussion of certain United States Federal income tax considerations applicable to Holders of Notes participating in the Put Option, see "Certain United States Federal Income Tax Considerations."

Paying Agent	The Bank of New York Mellon is serving as the Paying Agent in connection with the Put Option. The Paying Agent's contact information appears on the front cover of this Company Notice.
Trustee	The Bank of New York Mellon is the Trustee under the Notes. The Trustee's contact information appears on the front cover of this Company Notice.

IMPORTANT INFORMATION CONCERNING THE PUT OPTION

        1.    Information Concerning the Company.    SL Green Operating Partnership, L.P., a limited partnership duly organized and existing under the laws of the State of Delaware ("we," "us" or "our," "SLGOP" or the "Company"), is obligated to purchase its 3.00% Exchangeable Senior Notes due 2027 (the "Notes") that have been validly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company is both the "filing person" and the "subject company."

        SL Green Realty Corp. ("SL Green"), a Maryland corporation, and SLGOP, a Delaware limited partnership, were formed in June 1997 for the purpose of continuing the commercial real estate business of S.L. Green Properties, Inc., our predecessor entity. S.L. Green Properties, Inc., which was founded in 1980 by Stephen L. Green, the Chairman of SL Green, had been engaged in the business of owning, managing, leasing, acquiring and repositioning office properties in Manhattan. Substantially all of SL Green's assets are held by, and its operations are conducted through, the SLGOP. SL Green is the sole general partner of SLGOP. As of December 31, 2011, noncontrolling investors held, in the aggregate, a 3.12% limited partnership interest in the SLGOP.

        We were formed as a limited partnership under the laws of the State of Delaware. Our principal executive offices are located at 420 Lexington Avenue, New York, New York 10170. Our main telephone number at that address is (212) 594-2700. SL Green, maintains a website at www.slgreen.com. We have not incorporated by reference into this Company Notice the information included on or linked from SL Green's website, and you should not consider it to be a part of this Company Notice.

        2.    Information Concerning the Notes.    On March 26, 2007, we issued $750,000,000 in aggregate principal amount of the Notes. Cash interest accrues on the Notes at the rate of 3.00% per annum on the outstanding principal amount and is payable semi-annually on March 30 and September 30 of each year. The Notes mature on March 30, 2027. As of February 29, 2012, there was $120,157,000 in aggregate principal amount of the Notes outstanding.

          2.1    The Company's Obligation to Purchase the Notes.    Pursuant to the terms of the Indenture and the Notes, we are obligated to purchase all of the Notes validly tendered by Holders, at their option, and not validly withdrawn at a purchase price (the "Scheduled Repurchase Price") equal to $1,000 per $1,000 principal amount of the Notes on March 30, 2012 (the "Scheduled Repurchase Date"). The Scheduled Repurchase Date is an interest payment date under the terms of the Notes. Accordingly, interest accrued up to, but excluding, the Scheduled Repurchase Date will be paid to record holders as of the record date immediately preceding the Scheduled Repurchase Date, and we expect that there will be no accrued and unpaid interest due as part of the Scheduled Repurchase Price.

          The Put Option will expire at 5:00 p.m., New York City time, on March 29, 2012 (the "Expiration Date"). The period that Holders have to exercise the Put Option will not be extended unless required by applicable law. The Holders will also have the ability to require the Company to acquire the Notes on each of March 30, 2017 and March 30, 2022 in accordance with the terms of the Indenture and the Notes.

          2.2    Conditions of the Put Option.    The purchase by the Company of validly delivered Notes is not subject to any conditions other than (i) that there has been no acceleration of the principal amount of the Notes that has not been rescinded prior to the Scheduled Repurchase Date and (ii) that the Company's purchase is not unlawful under the laws of the United States or any state in the United States (with respect to tenders by U.S. Persons who hold the Notes). Delivery of the Notes by book-entry transfer to the account maintained by the Trustee with DTC is a condition to the receipt by the Holder of the Scheduled Repurchase Price therefor.

          2.3    Scheduled Repurchase Price.    Pursuant to the terms of the Indenture and the Notes, the Scheduled Repurchase Price to be paid by the Company for the Notes is equal to $1,000 per $1,000 principal amount at maturity of the Notes. The Scheduled Repurchase Date is an interest payment date under the terms of the Notes. Accordingly, interest accrued up to, but excluding, the Scheduled Repurchase Date will be paid to record holders as of the record date immediately preceding the Scheduled Repurchase Date, and we expect that there will be no accrued and unpaid interest due as part of the Scheduled Repurchase Price. The Scheduled Repurchase Price will be paid in cash with respect to any and all Notes which have been validly tendered and not validly withdrawn. Notes will be accepted for purchase only in principal amounts equal to $1,000 or integral multiples thereof.

          With respect to Notes which have been validly tendered and not validly withdrawn, interest will cease to accrue on and after the Business Day following the Scheduled Repurchase Date, unless the Company defaults in making payment of the Scheduled Repurchase Price for such Notes. Notes not tendered or validly and timely withdrawn will continue to accrue interest.

          The Scheduled Repurchase Price is based solely on the requirements of the Indenture and the Notes and does not necessarily bear any relationship to the market price of the Notes or SL Green's common stock. Thus, the Scheduled Repurchase Price may be significantly higher or lower than the current market price of the Notes. Holders of Notes are urged to obtain the best available information as to potential current market prices of the Notes, to the extent available, and SL Green's common stock before making a decision as to whether to exercise the Put Option.

          None of the Company, SL Green, as its general partner, the officers and directors of SL Green, the Company's employees, the Paying Agent or the Trustee makes any recommendation to any Holder whether to tender or refrain from tendering any or all of such Holder's Notes and none of them has authorized any person to make any such recommendation. Each Holder must make its, his or her own decision as to whether to exercise the Put Option and, if so, the principal amount of Notes for which to exercise the Put Option based on such Holder's assessment of the current market value of the Notes and SL Green's common stock and other relevant factors.

          2.4    Exchange Rights of the Notes.    The Notes are exchangeable into cash and/or shares of SL Green common stock, in certain circumstances, subject to the terms, conditions and adjustments specified in the Indenture and the Notes. Notes which have been tendered by such Holder shall not be exchangeable in accordance with their terms, even if otherwise exchangeable, unless such Holder validly withdraws such Notes prior to 5:00 p.m., New York City time, on the Expiration Date, as described in Section 4 of this Company Notice and all other conditions for the exchange of the Notes have been met. Holders who do not exercise the Put Option will maintain the right to exchange their Notes for cash and/or SL Green common stock in certain circumstances, pursuant to the Indenture and the Notes.

          2.5    Market for the Notes and SL Green Common Stock.    There is no established reporting system or market for trading in the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the market price of SL Green's common stock, our operating results and the market for similar securities.

          The Trustee has informed us that, as of the date of this Company Notice, all of the Notes are held in global form through DTC. As of February 29, 2012, there was $120,157,000 in aggregate principal amount at maturity of the Notes outstanding and DTC was the sole record holder of the Notes.

          SL Green's common stock, into which the Notes are exchangeable in certain circumstances, is listed on the NYSE under the symbol "SLG." The following table shows, for the periods indicated, the high and low sales prices per share of SL Green's common stock as reported by the NYSE.

	High	Low
2010:
First Quarter	$57.60	$44.18
Second Quarter	$67.69	$55.04
Third Quarter	$66.61	$50.41
Fourth Quarter	$70.27	$61.50
2011:
First Quarter	$75.73	$67.05
Second Quarter	$90.01	$74.72
Third Quarter	$87.54	$58.15
Fourth Quarter	$71.33	$55.15
2012:
First Quarter (through February 29, 2012)	$77.57	$68.16

          On February 29, 2012, the closing sale price of SL Green common stock, as reported by the NYSE, was $76.05 per share. As of February 15, 2012, there were 86,368,447 shares of SL Green's common stock issued and outstanding.

          We urge you to obtain current market information for the Notes, to the extent available, and SL Green common stock before making any decision whether to exercise or refrain from exercising the Put Option.

          2.6    Optional Redemption.    We have the right to redeem the Notes for cash, in whole or in part, (i) at any time if we determine it is necessary to redeem the Notes in order to preserve SL Green's qualification as a real estate investment trust ("REIT") and (ii) at any time on or after April 15, 2012, in each case at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus unpaid interest, if any, accrued thereon to, but excluding, the Redemption Date (as defined in the Notes). However, pursuant to Rule 13e-4 under the Exchange Act neither we nor our affiliates may purchase any Notes until ten business days after the applicable Expiration Date or other date of termination of the Put Option.

          2.7    Holder's Right to Require Repurchase Upon Designated Events.    If a Designated Event (as defined in the Notes) occurs at any time prior to the maturity date of the Notes, a Holder of Notes shall have the right to require us to repurchase all of its Notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple thereof, for cash equal to 100% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest to, but excluding, the Designated Event Repurchase Date (as defined in the Notes).

        3.    Procedures to be Followed by Holders Electing to Exercise the Put Option.    Holders will not be entitled to receive the Scheduled Repurchase Price for their Notes unless they validly tender and do not validly withdraw the Notes prior to 5:00 p.m., New York City time, on the Expiration Date. Only registered Holders are authorized to deliver their Notes for purchase. The Trustee has informed us that, as of the date of this Company Notice, DTC is the sole registered Holder of the Notes and all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form. Accordingly, any Holder desiring to tender Notes must either (i) in the case of a beneficial owner who holds Notes in book-entry form, request such beneficial owner's broker, dealer, commercial bank, trust company or other nominee to effect the transaction on behalf of such beneficial owner or (ii) tender through DTC pursuant to ATOP.

        Holders may exercise the Put Option for some or all of their Notes; however, if Holders wish to exercise the Put Option for a portion of their Notes, they must exercise the Put Option for Notes in a principal amount at maturity of $1,000 or an integral multiple thereof, and any unpurchased portion will be issued to the Holders in the form of Notes in a principal amount at maturity of $1,000 or an integral multiple thereof.

        If Holders do not validly tender their Notes prior to 5:00 p.m., New York City time, on the Expiration Date, or if they validly withdraw their Notes prior to 5:00 p.m., New York City time, on the Expiration Date, their Notes will not be purchased and will remain outstanding subject to the existing terms of the Indenture and the Notes.

        You will not be required to pay any commission to us, DTC or the Trustee in connection with your Put Option. However, there may be commissions you need to pay your broker in connection with the tender of the Notes.

          3.1    Method of Delivery for the Notes.    Because DTC is the sole registered Holder of the Notes, all Notes tendered for purchase must be delivered through DTC's ATOP. This Company Notice constitutes the Company Notice described in the Indenture and delivery of Notes via ATOP will satisfy the tender notice requirements of the Indenture. Tender of Notes is at the election and risk of the person tendering the Notes.

          3.2    Agreement to be Bound.    By tendering Notes through the transmittal procedures of DTC, a Holder acknowledges and agrees as follows:

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    pursuant to the Put Option, such Notes shall be purchased as of the Scheduled Repurchase Date pursuant to the terms and conditions specified in the Indenture and the Notes;

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    such Holder agrees to all of the terms of this Company Notice;

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    such Holder has received this Company Notice and acknowledges that this Company Notice provides the notice required pursuant to the Indenture and the Notes;

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    upon the terms and subject to the conditions set forth in this Company Notice, the Indenture and the Notes, and effective upon the acceptance for payment thereof, such Holder (i) irrevocably sells, assigns and transfers to us, all right, title and interest in and to all the Notes tendered, (ii) waives any and all rights with respect to the Notes (including, without limitation, any existing or past defaults and their consequences), (iii) releases and discharges us and our directors, officers, employees and affiliates (and their respective directors, officers and employees) from any and all claims such Holder may have now, or may have in the future arising out of, or related to, the Notes, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Notes or to participate in any exchange, redemption or defeasance of the Notes and (iv) irrevocably constitutes and appoints the Trustee as the true and lawful agent and attorney-in-fact of such Holder with respect to any such tendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to us, (b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Trustee will have no rights to, or control over, funds from us, except as agent for us, for the Scheduled Repurchase Price of any tendered Notes that are purchased by us), all in accordance with the terms set forth in this Company Notice;

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    such Holder represents and warrants that such Holder (i) owns the Notes tendered and is entitled to tender such Notes and (ii) has full power and authority to tender, sell, assign and transfer the Notes tendered and that when such Notes are accepted for purchase and payment by us, we will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

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    such Holder agrees, upon request from us, to execute and deliver any additional documents deemed by the Trustee or us to be necessary or desirable to complete the sale, assignment and transfer of the Notes tendered;

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    such Holder understands that all Notes validly tendered for purchase and not validly withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date will be purchased at the Scheduled Repurchase Price, in cash, subject to the terms and conditions of the Indenture, the Notes, this Company Notice and the related notice materials, as amended and supplemented from time to time;

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    payment for Notes purchased pursuant to the Company Notice will be made by deposit by us of the Scheduled Repurchase Price for such Notes with the Paying Agent, which will act as agent for tendering Holders for the purpose of receiving payments from us and transmitting such payments to such Holders;

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    tenders of Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date by following the procedures described below in "Right of Withdrawal";

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    all authority conferred or agreed to be conferred pursuant to the terms hereof shall survive the death or incapacity of the Holder and shall be binding upon the Holder's heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

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    the delivery and tender of the Notes is not effective, and the risk of loss of the Notes does not pass to the Trustee, until receipt by the Trustee of any and all evidences of authority and any other required documents in form satisfactory to us;

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    all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of Notes pursuant to the procedures described in this Company Notice and the form and validity of all documents will be determined by us in our sole discretion. Any such determination is subject to applicable law and, if challenged by Holders or otherwise, to the judgment of a court of competent jurisdiction. We also reserve the absolute right in our sole discretion to waive any defect or irregularity in the tender of Notes by any particular Holder, whether or not similar defects or irregularities are waived in the case of other Holders. Our interpretation of the terms and conditions of the Put Option will be final and binding, subject to applicable laws, and if challenged by Holders or otherwise, to the judgment of a court of competent jurisdiction; and

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    we will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal of a tender. Any such determination is subject to applicable law and, if challenged by Holders or otherwise, to the judgment of a court of competent jurisdiction. None of the Company, the Trustee or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal of a tender or incur any liability for failure to give any such notification.

          3.3    Delivery of Notes.    For a Holder to validly tender Notes pursuant to the Put Option, an Agent's Message (as defined below), and any other required documents must be received by the Trustee at its address set forth on the front cover page of this Company Notice prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, prior to 5:00 p.m., New York City time, on the Expiration Date, such Notes must be transferred pursuant to the procedures for book-entry transfer described below (and a confirmation of such tender must be received by the Trustee, including an Agent's Message). The term "Agent's Message" means a message, transmitted by DTC to and received by the Trustee and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by the terms of the Put Option as stated herein, including those set forth above under the caption "—Agreement to be Bound," and that we may enforce such terms of the Company Notice against such participant.

          If you are a beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and wish to tender your Notes pursuant to the Put Option, you should promptly instruct the registered holder of your Notes to tender on your behalf. Any registered holder that is a participant in DTC's book-entry transfer facility system may make book-entry delivery of the Notes by causing DTC to transfer the Notes into the Trustee's account referred to below.

          By delivering an Agent's Message, a Holder or beneficial owner (whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee) will be deemed to have irrevocably appointed the Trustee as its agent and attorney-in-fact (with full knowledge that the Trustee is also acting as an agent for us in connection with the Put Option) with respect to the Notes, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest subject only to the right of withdrawal described in this Company Notice), to receive for our account all benefits and otherwise exercise all rights of beneficial ownership of such Notes, in accordance with the terms and conditions of the Company Notice.

          Book-Entry Transfer Procedures.    The Trustee will establish an account with respect to the Notes at DTC for purposes of the Put Option within two business days after the date of this Company Notice. Any financial institution that is a participant in DTC may make book-entry delivery of the Notes by causing DTC to transfer such Notes into the Paying Agent's account in accordance with DTC's procedures for such transfer. This participant should transmit its acceptance to DTC prior to 5:00 p.m., New York City time, on the Expiration Date.

          Although delivery of the Notes may be effected under the Put Option through book-entry transfer into the Paying Agent's account at DTC, an Agent's Message and any other required documents must be transmitted to and received by the Paying Agent at its address set forth on the front cover page of this Company Notice prior to 5:00 p.m., New York City time, on the Expiration Date in connection with the tender of such Notes. Delivery of documents to DTC does not constitute delivery to the Paying Agent.

          Holders who are tendering by book-entry transfer to the Paying Agent's account at DTC may execute their tender through DTC's ATOP by transmitting their acceptance prior to 5:00 p.m., New York City time, on the Expiration Date to DTC in accordance with DTC's ATOP procedures; DTC will then verify the acceptance, execute a book-entry transfer of the Notes into the Paying Agent's account at DTC and send an Agent's Message to the Paying Agent. Delivery of the Agent's Message by DTC will satisfy the terms of the Put Option.

          You bear the risk of untimely submission of your Notes. You must allow sufficient time for completion of the necessary procedures prior to 5:00 p.m., New York City time, on the Expiration Date.

          Under no circumstances will Notes accrue interest by reason of any delay in making payment to any person who delivers Notes after the Scheduled Repurchase Date. If the Paying Agent holds,

  in accordance with the terms of the Indenture, sufficient cash to pay the Scheduled Repurchase Price for the Notes on the Scheduled Repurchase Date, then, on and after the Business Day following such date, such Notes will cease to be outstanding and interest on such Notes will cease to accrue, and all rights (other than the right to receive the Scheduled Repurchase Price upon delivery of the Notes) of the Holder of such Notes will terminate.

        4.    Right of Withdrawal.    Notes tendered for repurchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. For a withdrawal of a tender of Notes to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Paying Agent at its address set forth on the front cover of this Company Notice prior to 5:00 p.m., New York City time, on the Expiration Date, by mail, fax or hand delivery or by a properly transmitted "Request Message" through ATOP. In order to be valid, any such notice of withdrawal must specify (i) the name of the Holder, (ii) a statement that the Holder is withdrawing its election to require the Company to repurchase its Notes, (iii) the principal amount of Notes in respect of which the tender of Notes is withdrawn; (iv) that the withdrawal notice complies with appropriate procedures of the Paying Agent with respect to all withdrawn Notes in book-entry form and (v) the principal amount of Notes, if any, which remains subject to the tender. A validly withdrawn tender of Notes may be re-tendered by following the procedures described in Section 3 above, at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

        You bear the risk of untimely withdrawal of previously tendered Notes. If you wish to withdraw your Notes prior to 5:00 p.m., New York City time, on the Expiration Date, you must allow sufficient time for completion of the necessary procedures prior to 5:00 p.m., New York City time, on the Expiration Date.

        5.    Payment for Notes.    At or before 11:00 a.m., New York City time, on the Scheduled Repurchase Date, we will deposit with the Paying Agent the appropriate amount of cash required to pay the Scheduled Repurchase Price for the Notes validly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date, and the Paying Agent will promptly thereafter distribute that cash to DTC, the sole record holder of the Notes. DTC will thereafter distribute the cash in accordance with its procedures to its participants that have validly tendered their Notes prior to or on the Scheduled Repurchase Date.

        If the Paying Agent holds, in accordance with the terms of the Indenture, money sufficient to pay the Scheduled Repurchase Price of such Notes on the Scheduled Repurchase Date, then, on and after the Business Day following such date, such Notes shall cease to be Outstanding and interest on such Notes shall cease to accrue, and all other rights of the Holder shall terminate (other than the right to receive the Scheduled Repurchase Price upon transfer of the Notes).

        The total amount of funds required by us to purchase all of the Notes is $120,157,000 (assuming the Put Option is validly exercised for all of the Notes and all of the Notes are validly delivered and accepted for payment). In the event the Put Option is exercised for any Notes and any Notes are validly delivered and accepted for payment, we intend to use cash on hand to purchase the Notes. We do not have any plans to finance any of this purchase price for the Notes, although certain portions of our cash on hand may be attributable to recent financing transactions undertaken by us, SL Green and Reckson Operating Partnership, L.P. ("ROP"), including (i) the offering on August 5, 2011 of $250,000,000 aggregate principal amount of 5.00% Senior Notes due 2018 of us, SL Green and ROP, as co-obligors, which was registered under the Securities Act of 1933, as amended, and resulted in net proceeds of $246.5 million and (ii) any sales of common stock of SL Green under its $250,000,000 "at the market" equity offering program.

        6.    Notes Acquired.    Any Notes purchased by us pursuant to the Put Option will be cancelled by the Trustee, pursuant to the terms of the Indenture.

        Notes not tendered and purchased through the Put Option will remain outstanding. The terms and conditions governing the Notes, including the covenants and other protective provisions contained in the Indenture governing the Notes, will remain unchanged. No amendments to this document are being sought. From time to time in the future, we may acquire Notes that are not tendered in the Put Option through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the price to be paid pursuant to the Put Option and could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) we might choose to pursue in the future. Pursuant to Rule 13e-4 under the Exchange Act neither we nor our affiliates may purchase any Notes until ten business days after the applicable Expiration Date or other date of termination of the Put Option.

        7.    Certain United States Federal Income Tax Considerations.

        The following discussion is a summary of certain U.S. federal income tax consequences of the disposition of Notes if you exercise the Put Option. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations promulgated thereunder, judicial authority, and current administrative rulings and practice, all of which are subject to change, possibly with retroactive effect. There can be no assurance that the United States Internal Revenue Service ("IRS") would not assert, or that a court would not sustain, a position contrary to any of those set forth below, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to any of the consequences described below.

        As used in this discussion, the term "U.S. Holder" means a beneficial owner of a Note that is a United States person. A United States person is a person that is, for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any State thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of the source thereof, or (iv) a trust if either (a) a United States court is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions, or (b) it has a valid election in effect to be treated as a United States person. The term "Non-U.S. Holder" means a beneficial owner of a Note that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. Holder.

        If a partnership (including for these purposes any other entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds Notes, the tax treatment of a partner generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships holding Notes and partners in such partnerships should consult their own tax advisors as to the tax consequences of a disposition of Notes pursuant to the Put Option, including the application to their particular situations of the tax considerations discussed below, as well as the application of state, local or foreign tax laws.

        This discussion does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular beneficial owners of the Notes in light of their personal circumstances or status, nor does it discuss the U.S. federal income tax consequences to certain types of beneficial owners of the Notes subject to special treatment under the U.S. federal income tax laws such as banks, financial institutions, insurance companies, retirement plans, certain United States expatriates and former long-term residents of the United States, dealers or traders in securities or currencies, brokers, S corporations, partnerships or other pass-through entities, real estate investment trusts, regulated investment companies, tax-exempt organizations, individual retirement accounts or other tax-deferred accounts, persons holding the Notes as part of a "straddle," "hedge," "wash sale," "constructive sale," "conversion transaction," or other integrated investment, U.S. Holders whose functional currency is not the U.S. dollar and Non-U.S. Holders, except as specifically described below. Moreover, this discussion does not address the effect of any applicable state, local or foreign tax laws or the alternative minimum tax.

        This discussion assumes that U.S. Holders and Non-U.S. Holders hold the Notes as "capital assets" (as defined in Section 1221 of the Code). It also assumes that, as we expect, there will be no accrued and unpaid interest due as part of the Scheduled Repurchase Price. This discussion is limited to the U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders disposing of Notes pursuant to the Put Option.

        Under applicable Treasury regulations a provider of advice on specific issues of law is not considered an income tax return preparer unless the advice is (i) given with respect to events that have occurred at the time the advice is rendered and is not given with respect to the consequences of contemplated actions, and (ii) is directly relevant to the determination of an entry on a tax return. Accordingly, beneficial owners of Notes should consult their respective tax advisors and tax return preparers regarding the preparation of any item on a tax return, even where the anticipated tax treatment has been discussed herein. In addition, beneficial owners of Notes are urged to consult with their own tax advisors with regard to the application of the federal income tax laws to their respective personal tax situations, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

        TO COMPLY WITH IRS CIRCULAR 230, BENEFICIAL OWNERS OF THE NOTES ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES CONTAINED OR REFERRED TO HEREIN IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY SUCH BENEFICIAL OWNERS, FOR THE PURPOSES OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THEM UNDER THE CODE; (B) SUCH DISCUSSION IS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) BENEFICIAL OWNERS OF THE NOTES SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Tax Consequences to U.S. Holders

Sale of Notes Pursuant to the Put Option

        The receipt of cash for Notes pursuant to the Put Option will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder that receives cash in exchange for Notes pursuant to the Put Option will recognize gain or loss equal to the difference, if any, between (i) the amount of cash received for such Notes and (ii) the U.S. Holder's adjusted tax basis in the tendered Notes. A U.S. Holder's adjusted tax basis in a Note generally will equal the cost of such Note to such Holder, increased by any amounts of original issue discount accrued with respect to such Note by such Holder and by any amounts of market discount with respect to such Note that such Holder has elected to include in income, and decreased (but not below zero) by any amounts of amortizable bond premium with respect to such Note that such Holder has previously elected to use to offset interest. Gain or loss will be calculated separately for each block of Notes tendered by a U.S. Holder. Subject to the market discount rules discussed below, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder held the Notes for more than one year. Such Holders are urged to check with their tax advisors.

        An exception to the capital gain treatment described in the preceding paragraph applies to a U.S. Holder who holds a Note with "market discount." Market discount is the amount by which the principal amount of the Note (or, in the case of a Note with original issue discount, the issue price of the Note as increased by all original issue discount accrued with respect to the Note before its acquisition) exceeded the U.S. Holder's tax basis in the Note immediately after its acquisition, generally at a time other than the Note's original issuance. A Note is considered to have no market discount if such excess is less than 1/4 of 1% of the principal amount of the Note multiplied by the number of complete years from the U.S. Holder's acquisition date of the Note to its maturity date. The gain recognized by the U.S. Holder of a Note with market discount will be treated as ordinary income to the extent that market discount has accrued (on a straight line basis or, at the election of the U.S. Holder, on a constant yield basis) from the U.S. Holder's acquisition date to the date of sale, unless the U.S. Holder has elected to include market discount in income currently as it accrues. Gain in excess of such accrued market discount will be subject to the capital gains rules described above.

Information Reporting and Backup Withholding

        In general, information reporting requirements will apply to payments made to U.S. Holders, other than certain exempt recipients (such as corporations), that sell their Notes pursuant to the Put Option.

        A U.S. Holder whose Notes are tendered and accepted for payment pursuant to the Put Option may be subject to backup withholding (currently at a 28% rate) with respect to the cash proceeds from the sale of such Notes unless such Holder (a) is a corporation or other exempt recipient and, when required, establishes this exemption or (b) provides its correct taxpayer identification number, certifies under penalties of perjury that it is not currently subject to backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against the U.S. Holder's U.S. federal income tax liability, and may be refundable if such amounts exceed such liability, provided the required information is timely furnished to the IRS. The information reporting requirements generally will apply regardless of whether backup withholding is required.

Tax Consequences to Non-U.S. Holders

        The rules governing U.S. federal income taxation of Non-U.S. Holders are complex and no attempt will be made to provide more than a brief summary of such rules. Non-U.S. Holders should consult their own tax advisors to determine the effect of U.S. federal, state, local and non-U.S. tax laws, as well as tax treaties, with regard to a sale of the Notes pursuant to the Put Option.

Sale of Notes Pursuant to the Put Option

        Subject to the discussion of backup withholding below, any gain realized by a Non-U.S. Holder upon the receipt of cash in exchange for a Note pursuant to the Put Option generally will not be subject to U.S. federal income or withholding tax so long as: (i) the gain is not effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder, (ii) in the case of a foreign individual, the Non-U.S. Holder is not present in the United States for 183 days or more in the taxable year, and (iii) the Notes do not constitute "United States real property interests," or USRPIs, within the meaning of the Foreign Investment in Real Property Tax Act ("FIRPTA").

        FIRPTA.    It is not entirely clear under current law if the Notes constitute USRPIs. We currently intend to take the position that the Notes will not constitute USRPIs because we believe that SL Green will be a domestically-controlled qualified investment entity on the Scheduled Repurchase Date and that, therefore, the sale of SL Green common stock at such time would not be subject to taxation under FIRPTA. SL Green will be a domestically-controlled qualified investment entity on the Scheduled Repurchase Date if at all times during the preceding five-year period it has been a REIT and less than 50% in value of the SL Green common stock has been held directly or indirectly by non-U.S. persons. Because the SL Green common stock is publicly traded, however, no assurance can be given that SL Green is or will continue to be a domestically-controlled qualified investment entity. Additionally, it is possible that the IRS could disagree with our position, in which case a Non-U.S.

Holder would be liable for U.S. federal income tax under FIRPTA with respect to the Notes sold pursuant to the Put Option and could be liable for interest and penalties if such Non-U.S. Holder fails to timely file a U.S. federal income tax return and pay such tax when due.

        Although the law is not clear, we also believe that, regardless of the status of SL Green as a domestically-controlled qualified investment entity, because the shares of SL Green common stock are part of a class of stock that is regularly traded on an established securities market, the Notes will not constitute USRPIs in the hands of a Non-U.S. Holder unless such Non-U.S. Holder would be treated as having owned, under all applicable rules for direct, indirect and constructive ownership, more than five percent of the fair market value of the common stock SL Green during the five-year period preceding the Scheduled Repurchase Date. It is not clear if the foregoing would apply, however, if the Notes were themselves considered to be regularly traded on an established securities market. In such case, it is possible that the foregoing would not apply and instead the Notes would not constitute USRPIs in the hands of a Non-U.S. Holder unless such Non-U.S. Holder would be treated as having owned, under all applicable rules for direct, indirect and constructive ownership, more than five percent of the outstanding Notes during the five-year period preceding the Scheduled Repurchase Date.

        Non-U.S. Holders are urged to consult their tax advisors as to whether the receipt of the Scheduled Repurchase Price in exchange for Notes is exempt from U.S. federal income tax under FIRPTA.

        Income Effectively Connected with a U.S. Trade or Business.    If gain realized by a Non-U.S. Holder on a sale of Notes pursuant to the Put Option is effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment in the United States maintained by the Non-U.S. Holder), such gain will be subject to U.S. federal income tax on a net income basis generally in the same manner as a U.S. Holder (and, with respect to corporate Non-U.S. Holders, may also be subject to a 30% branch profits tax).

Information Reporting and Backup Withholding

        The receipt of cash by a Non-U.S. Holder in exchange for a Note pursuant to the Put Option that occurs through the U.S. office of any broker, domestic or foreign, will be subject to information reporting and backup withholding unless such Holder certifies as to its Non-U.S. status under penalties of perjury or otherwise establishes an exemption. The payment of cash to a Non-U.S. Holder through a non-U.S. office of either a U.S. broker or a non-U.S. broker that is a U.S.-related person will be subject to information reporting (but not backup withholding) unless such broker has documentary evidence in its files that such Non-U.S. Holder is not a United States person and certain other conditions are met or the Non-U.S. Holder establishes an exemption. For this purpose, a "U.S.-related person" is:

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  a controlled foreign corporation for U.S. federal income tax purposes;

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  a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a United States trade or business; or

  •
  a foreign partnership that is either engaged in the conduct of a trade or business in the United States or of which 50% or more of its income or capital interests are held by United States persons.

        Neither information reporting nor backup withholding will apply to a payment of cash to a Non-U.S. Holder through a non-U.S. office of a non-U.S. broker that is not a U.S.-related person. Copies of any information returns filed with the IRS may be made available by the IRS, under the provisions of a specific treaty or agreement, to the taxing authorities of the country in which the Non-U.S. Holder resides.

        Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder's U.S. federal income tax liability, provided that the requisite procedures are followed.

THE FOREGOING DISCUSSION OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT A TAX ADVICE. ACCORDINGLY, EACH BENEFICIAL OWNER OF NOTES SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF TENDERING NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

        8.    Additional Information.    We and SL Green are subject to the informational requirements of the Exchange Act and, in accordance therewith, each file annual, quarterly and current reports and other information with the SEC. In addition, SL Green files proxy statements with the SEC. You may read and copy any reports, statements or other information we file with the SEC at the SEC's Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC maintains an Internet website (http://www.sec.gov) that contains reports, proxy statements and information statements, and other information regarding issuers that file electronically with the SEC. Our SEC filings are also available on SL Green's Internet website (http://www.slgreen.com). The information contained on or connected to SL Green's website is not, and you must not consider the information to be, a part of this Company Notice. SL Green's common stock is listed on the New York Stock Exchange (the "NYSE") and all such material filed by SL Green with the NYSE also can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

        We have filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Put Option. The Schedule TO, together with any exhibits or amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

        The following documents of SL Green filed with the SEC pursuant to the Exchange Act are incorporated herein by reference and shall be deemed to be a part hereof:

Document	Period
Annual Report on Form 10-K (File No. 1-13199)	Year ended December 31, 2011
Current Reports on Form 8-K (File No. 1-13199)	January 9, 2012 January 31, 2012 February 2, 2012
Definitive Proxy Statement on Schedule 14A (File No. 1-13199)	April 29, 2011

        The following documents of the Company filed with the SEC pursuant to the Exchange Act are incorporated herein by reference and shall be deemed to be a part hereof:

Document	Period
Annual Report on Form 10-K (File No. 033-84580)	Year ended December 31, 2010
Quarterly Reports on Form 10-Q (File No. 033-84580)	Quarter ended March 31, 2011 Quarter ended June 30, 2011 Quarter ended September 30, 2011
Current Reports on Form 8-K (File No. 033-84580)	July 14, 2011 August 3, 2011 August 5, 2011 November 17, 2011 December 5, 2011 February 2, 2012

        This Company Notice incorporates by reference the documents set forth above that the Company and SL Green have previously filed with the SEC and all documents that the Company and SL Green file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any portion of the respective filings that are furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K (including exhibits related thereto) or other applicable SEC rules, rather than filed) after the date of this Company Notice from their respective filing dates. Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein or contained in this Company Notice shall be deemed to be modified or superseded for purposes of this Company Notice to the extent any statement contained herein or in any subsequently filed or furnished document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

        In addition, this Company Notice constitutes a part of the Schedule TO filed by the Company with the SEC on March 1, 2012 pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder. The Schedule TO and all exhibits thereto are incorporated by reference in this Company Notice. The Company will, to the extent required by applicable laws and regulations, file an amendment to the Schedule TO to incorporate by reference future periodic filings the Company or SL Green makes with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act.

        We will provide without charge to each person to whom a Company Notice is delivered, upon the written request of such person, a copy of any and all of the information incorporated by reference in this Company Notice (excluding exhibits to such information unless such exhibits are specifically incorporated by reference herein). Requests should be directed to the Paying Agent at its address set forth on the front cover page of this Company Notice. The information contained or incorporated by reference in this Company Notice does not purport to be complete and should be read together with the information contained in the incorporated documents.

        No person has been authorized to give any information or to make any representation not contained or incorporated by reference in this Company Notice and, if given or made, such information or representation may not be relied upon as having been authorized by the Company or the Paying Agent. You should rely only on the information contained or incorporated by reference in this Company Notice or to which we have referred you.

        9.    No Solicitations.    We will not pay any fees or commissions to any broker, dealer or other person for making solicitations in connection with the Put Option.

        10.    Definitions.    All capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the Indenture.

        11.    Conflicts.    In the event of any conflict between this Company Notice and the accompanying materials on the one hand and the terms of the Indenture, the Notes or any applicable laws on the other hand, the terms of the Indenture, the Notes or applicable laws, as the case may be, will control.

        None of us, SL Green, as our general partner, the officers and directors of SL Green or our employees is making any recommendation to any Holder as to whether to exercise or refrain from exercising the Put Option. Each Holder must make his or her own decision as to whether to exercise the Put Option and, if so, the principal amount of Notes for which to exercise the Put Option based on his or her own assessment of current market value and other relevant factors.

SL GREEN OPERATING PARTNERSHIP, L.P.